EXHIBIT 7.1

GBH CPAs, PC 24 E. Greenway Plaza, Suite 1875 Houston, Texas 77046 Tel: 713-629-8300 Fax: 713-629-8325 www.gbhcpas.com

December 7, 2009

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N. W.
Washington, DC 20549
Re: CRC Crystal Research Corporation - Commission File Number 000-52472

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by CRC Crystal Research Corporation in Item 4.02 of its Form 8-K dated December 7, 2009 and captioned “Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ GBH CPAs, PC

GBH CPAs, PC